Exhibit 99.1

SANMINA-SCI COMMENCES CONSENT SOLICITATION FROM NOTE HOLDERS

SAN JOSE, CALIF., — AUGUST 21, 2006—Sanmina-SCI Corporation (the “Company”) announced today that it is soliciting consents from the holders of the $400 million aggregate outstanding principal amount of its 6¾% Senior Subordinated Notes due 2013 (CUSIP No. 800907AJ6) and the holders of the $600 million aggregate outstanding principal amount of its 8.125% Senior Subordinated Notes due 2016 (CUSIP No. 800907AK3).  In each case, the Company is requesting a waiver, until December 14, 2006, of any default or event of default that may arise by virtue of the Company’s failure to file with the Securities and Exchange Commission and furnish to the trustee and holders of notes, certain reports required to be filed by the Company under the Securities Exchange Act of 1934, as amended (the “Reporting Provisions”).  Holders of the notes are referred to the Company’s Consent Solicitation Statement dated August 21, 2006 and the related Letter of Consent, which are being mailed to each holder, for the detailed terms and conditions of the consent solicitation.

As previously announced, the Company has not yet filed with the Securities and Exchange Commission its Quarterly Report on Form 10-Q for the fiscal quarter ended July 1, 2006.

The Company is offering a consent fee of $16.25 in cash for each $1,000 in principal amount of its 6¾% Senior Subordinated Notes due 2013.  The Company is offering a consent fee of $10.00 in cash for each $1,000 in principal amount of its 8.125% Senior Subordinated Notes due 2016.

The Company has received indications from the beneficial holders of a majority in outstanding principal amount of the 8.125% Senior Subordinated Notes due 2016 and approximately 48% of the 6¾% Senior Subordinated Notes due 2013 that they intend to consent to the proposed waiver.

The record date for determining the holders who are entitled to consent is August 21, 2006.  The proposed waiver for each series of notes shall become effective for such series promptly following (i) receipt of valid and unrevoked consents from holders representing a majority of the outstanding aggregate principal amount of such series of notes, (ii) execution of a supplemental indenture to the indenture governing such series of notes, if required, and (iii) payment of the consent fee for such series of notes.

The consent solicitation will expire at 5:00 p.m., New York City time, on September 6, 2006, unless extended.  Holders may tender their consents to the Tabulation Agent at any time before the expiration date.  Holders may revoke their consents as described in the Consent Solicitation Statement.

The Company has retained Global Bondholder Services Corporation to serve as its Information Agent and Tabulation Agent for the consent solicitation.  Requests for documents should be directed to Global Bondholder Services at (866) 470-3800 or (212) 430-3774.  The Company has also retained Banc of America Securities LLC and Citigroup Corporate and Investment Banking as joint solicitation agents for the consent solicitation.  Questions concerning the terms of the consent solicitation should be directed to Banc of America Securities LLC at (888) 292-0070 or (704) 388-4813 or Citigroup Corporate and Investment Banking at (800) 558-3745 or (212) 723-6106 (collect).

This announcement is not an offer to purchase or sell, a solicitation of an offer to purchase or sell or a solicitation of consents with respect to any securities.  The solicitations are being made solely pursuant to the Company’s Consent Solicitation Statement dated August 21, 2006 and the related Letter of Consent.  Notwithstanding the Company’s intention to seek waivers, no assurance can be given that an event of default under the indentures will not occur in the future.

Safe Harbor Statement

The foregoing, including the discussion regarding the Company’s solicitation of consents, contains certain forward-looking statements that involve risks and uncertainties. The Company is also unable to predict the outcome of the internal investigation of the special committee of the Board of Directors, any SEC inquiry or any lawsuit or other proceeding related to the Company’s historical stock option administration policies and practices and any potential resulting impact on the Company’s financial statements or results. The Company’s actual results of operations may differ significantly from those contemplated by such forward-looking statements as a result of these and other factors, including factors set forth in the Company’s fiscal year 2005 Annual Report on Form 10-K filed on December 29, 2005 and the other reports, including quarterly reports on Form 10-Q and current reports on Form 8-K, that the Company files with the Securities Exchange Commission.

About Sanmina-SCI

Sanmina-SCI Corporation is a leading electronics contract manufacturer serving the fastest-growing segments of the global electronics manufacturing services (EMS) market. Recognized as a technology leader, Sanmina-SCI provides end-to-end manufacturing solutions, delivering superior quality and support to large OEMs primarily in the communications, defense and aerospace, industrial and medical instrumentation, computer technology and multimedia and consumer sectors. Sanmina-SCI has facilities strategically located in key regions throughout the world. Information about Sanmina-SCI is available at www.sanmina-sci.com.